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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

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   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 005-35304

                            Collagen Aesthetics, Inc.
             (Exact name of registrant as specified in its charter)

                              1850 Embarcadero Road
                           Palo Alto, California 94303
                                 (650) 856-0200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
                        Preferred Shares Purchase Rights
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [x]               Rule 12h-3(b)(1)(i)       [x]
     Rule 12g-4(a)(1)(ii)      [ ]               Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)       [ ]               Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)      [ ]               Rule 12h-3(b)(2)(ii)      [ ]
                                                 Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: One
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Collagen Aesthetics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                       COLLAGEN AESTHETICS, INC.


                                                       By: /s/ Ilan K. Reich
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                                                        Name:  Ilan K. Reich
                                                        Title: President



DATE:  September 1, 1999

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